Exhibit 10(rr)
ENESCO GROUP, INC.
Itasca, Illinois
1996 LONG-TERM INCENTIVE PLAN
(As amended May 19, 2004)
CERTIFICATE OF GRANT OF RESTRICTED STOCK

Date of Grant: «Date»
Total Number of Shares: «# of shares»
To: «First Name» «Last Name»
Dear «First Name»:
     This letter is a certificate formally granting you Restricted Stock with respect to the number of shares indicated above in recognition of your «year» Achievement Award. Twenty-five percent (25%) of the total number of shares will become vested on each of the first four (4) anniversary dates of the grant, subject to Section 9 of the Plan.
     In addition to the Restricted Stock award, you will also be given a tax “gross-up” payment to cover certain tax consequences to you as a result of the award. The tax gross-up payment will be paid each year in «month» concurrently with the vesting of shares under this Award, so the first payment will be in «month» «year». This tax payment may not cover all of your tax expenses depending on your individual circumstances at the time the stock vests. The Company shall have the right to require you to pay the Company the amount of any taxes which the Company is or will be required to withhold, as and when required by law, with respect to the receipt or vesting of the Restricted Stock before the certificate for such Restricted Stock is delivered to you. Furthermore, the Company may elect to deduct such taxes from any amounts then payable in cash or shares or from any amounts payable anytime thereafter to you. Please consult with your own tax advisor or accountant as to the specific tax consequences to you as a result of the award.
     If you leave your employment with Enesco Group, Inc. for any reason prior to all of the Restricted Stock vesting, then you will forfeit any shares that have not vested. You will be able to vote all «# of shares» shares as a stockholder and receive any distributions with respect to the shares (i.e. dividends, if declared); however, the Law Department will hold the actual stock certificate until such time as all «# of shares» shares have vested (or whatever portion if your employment at Enesco ends prior to that time).
     All shares granted to employees under the 1996 Plan are subject to the termination provisions of Section 9 of the 1996 Plan. Please review these provisions carefully in connection with your termination of employment.
     Until the shares have vested, they are not transferable by you, except in the event of your death and then only as described in the Plan. Any attempted transfer or other disposition of the shares by you will be void and will constitute valid grounds for its cancellation by the Company.

     A copy of the 1996 Long-Term Incentive Plan, as amended, is enclosed together with a Prospectus dated May 19, 2004. Please read these carefully. This Restricted Stock award is made subject to the provisions of the Plan, as it may be amended from time to time.
     Thank you and congratulations!

ENESCO GROUP, INC. «Name Secretary» Secretary

Enclosures